Exhibit 5.1

THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Courts of Red Bank
Philip Magri, Esq.+	130 Maple Avenue, Unit 9B2
Joseph M. Patricola, Esq.*+#	Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

August 5, 2011

Board of Directors

Left Behind Games Inc.

25060 Hancock Avenue

Suite 103, Box 110

Murrieta, CA 92562

Re:

1,000,000,000 shares of Common Stock

2011 Stock Incentive Plan

Registration Statement on Form S-8

Dear Sirs,

We have acted as corporate securities counsel to Left Behind Games Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the “Securities Act"), which you are filing with the Securities and Exchange Commission with respect to One Billion (1,000,000,000) shares of Common Stock (the “Shares”) which may be issued pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”).

In connection therewith, we have reviewed copies of the relevant corporate resolutions of the Board of Directors of the Company and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to the original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based upon and subject to the foregoing, we are of the opinion that any shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of New Jersey, the federal laws of the United States of America and the Nevada Revised Statutes, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ The Sourlis Law Firm

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